NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.

ARTICLES SUPPLEMENTARY CREATING AND FIXING THE RIGHTS OF

MANDATORY REDEEMABLE PREFERRED SHARES

SERIES B







TABLE OF CONTENTS

SECTION	HEADING	PAGE

Designation	1

Definitions	2

SECTION 1.	NUMBER OF AUTHORIZED SHARES	9

SECTION 2. 	DIVIDENDS	9
(a)	Ranking	9
(b)	Cumulative Cash Dividend	9
(c)	Dividends Cumulative from Date of Original Issue	9
(d)	Dividend Payment Dates and Adjustment Thereof	9
(e)	Dividend Rates and Calculation of Dividends	9
(f)	Curing an Overdue Payment Obligation	11
(g)	Dividend Payments by Fund to Holders	11
(h)	Dividends Paid to Holders	11
(i)	Dividends Credited against Earliest Accumulated but Unpaid Dividends	11
(j)	Special Dividends under Master Securities Agreement	11

SECTION 3.	RESERVED	12

SECTION 4.	RESERVED	12

SECTION 5.	VOTING RIGHTS	12
(a)	One Vote per Preferred Share	12
(b)	Voting for Additional Directors	12
(c) 	Holders of Preferred Shares to Vote on Certain Other Matters	14
(d)	Relative Rights and Preferences	15
(e)	Board Actions Under These Articles Supplementary	15
(f)	No Preemptive Rights, Cumulative Voting or Appraisal Rights	16
(g)	Voting for Directors Sole Remedy for Funds Failure to Pay Dividends	16
(h)	Holders Entitled to Vote	16

SECTION 6.	MINIMUM ASSET COVERAGE RATIO	16

SECTION 7.	PREFERRED SHARES BASIC MAINTENANCE TEST	17

SECTION 8.	MOST FAVORED INVESTOR STATUS	19

SECTION 9.	RESTRICTIONS ON DIVIDENDS	19
(a)	Dividends on Shares other than Preferred Shares	19
(b)	Dividends with respect to Common Shares under the 1940 Act	19
(c)	Other Restrictions on Dividends	20

SECTION 10.	RIGHT OF FIRST REFUSAL	20

SECTION 11.	REDEMPTION	21
(a)	Optional Redemption	21
(b)	Special Optional Redemption	22
(c)	Mandatory Redemption	22
(d)	Notice of Redemption	23
(e)	No Redemption under Certain Circumstances	24
(f)	Absence of Funds Available for Redemption	24
(g)	Transfer Agent As Trustee of Redemption Payments By Fund	25
(h)	Shares for which Notice of Redemption Has Been Given Are No Longer
Outstanding	25
(i)	Compliance with Applicable Law	25
(j)	Purchase or Other Acquisition of Preferred Stock	25

SECTION 12.	LIQUIDATION RIGHTS	26
(a)	Ranking	26
(b)	Distributions upon Liquidation	26
(c)	Pro Rata Distributions	26
(d)	Rights of Junior Shares	26
(e)	Certain Events not Constituting Liquidation	26

SECTION 13. 	RESERVED	27

SECTION 14. 	MISCELLANEOUS	27
(a)	Amendment to Add Additional Series	27
(b)	Fractional Shares	27
(c)	Status of Preferred Shares Redeemed, Exchanged or Otherwise Acquired
by the Fund	27
(d)	Headings not Determinative	27
(e)	Board May Resolve Ambiguities	27
(f)	Inconsistencies with Articles of Incorporation	27
(g)	Notices	28


NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC., a Maryland corporation (the Fund), certifies to the State Department of Assessments and Taxation of Maryland that

FIRST Pursuant to the authority expressly vested in the Board of Directors of the Fund by Article Sixth of the Funds Articles of Incorporation (which, as restated, amended or supplemented from time to time are, together with these Articles Supplementary, herein called the Charter), the Board of Directors has, by resolution, reclassified from the unissued common stock of the Fund and authorized the issuance of 1,400 Series B Mandatory Redeemable Preferred Shares, par value $.0001 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared).

SECOND The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, and other rights and limitations of the Series B Mandatory Redeemable Preferred Shares and each other series of Preferred Shares now or hereafter described in these Articles Supplementary are as set forth in these Articles Supplementary.

DESIGNATION

Series B 1,400 shares of preferred stock, par value $.0001 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), are hereby designated Series B Mandatory Redeemable Preferred Shares
(Series B Shares). Each Series B Share shall have a dividend rate equal to the Applicable Rate from time to time.

Each Preferred Share shall have such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in these Articles Supplementary. Subject to the provisions of Section 5(c) and Section 10, the Board of Directors of the Fund may, in the future, classify or reclassify additional shares of the Funds capital stock as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate and any other changes in the terms herein set forth shall be as set forth in an Amendment to these Articles Supplementary or other articles supplementary classifying or reclassifying such shares as Preferred Shares.

DEFINITIONS

As used in these Articles Supplementary, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires

(a)	Additional Covenant means any covenant that measures or tests the financial condition or financial position of the Fund, including, but not limited to, covenants that specify or require the maintenance of certain financial ratios applicable to the Fund, and the default provision related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default).

(b)	Affiliate means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with, such first Person. As used in this definition, Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an Affiliate is a reference to any Affiliate of the Fund.

(c)	Agency Discounted Value means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

(d)	Annual Valuation Date means the last Business Day of July of each year or such other date as may be agreed upon by the Fund, Moodys, Fitch and S&P, as applicable.

(e)	Applicable Rate means the rate set for a series of Preferred Shares with respect to the Series B Shares, the Applicable Rate means, for any Dividend Period, LIBOR for such Dividend Period plus 2.40% (240 basis points).

(f)	Auditors Confirmation has the meaning specified in paragraph (c) of
Section 7 of these Articles Supplementary.

(g)	Board of Directors means the Board of Directors of the Fund or any duly authorized committee thereof.

(h)	Business Day means any day other than a Saturday, a Sunday, a day on which commercial banks in New York City are required or authorized to be closed or, other than with respect to determining the date or dates on which any sums are to become due under these Articles Supplementary on the Preferred Shares, a day on which the New York Stock Exchange is required or authorized to be closed.

(i)	Charter has the meaning specified on the first page of these Articles
Supplementary.

(j)	Code means the Internal Revenue Code of 1986, as amended.

(k)	Common Shares means the outstanding shares of common stock, par value
$.0001 per share, of the Fund.

(l)	Cure Date means the Minimum Asset Coverage Ratio Cure Date or the Preferred
Shares Basic Maintenance Test Cure Date, as the case may be.

(m)	Date of Original Issue, with respect to shares of a series of the Preferred
Shares, means the date on which the Fund initially issued such shares.

(n)(1)	Dividend or dividend means any distribution (as defined in Section 2301 of Title 2, Subtitle 3 of the Maryland General Corporation Law) declared by the Funds Board of Directors.

(n)(2)	Dividend Payment Date, with respect to shares of a series of Preferred
Shares, means any date on which dividends are payable on shares of such series pursuant to the provisions of paragraph (d) of Section 2 of these Articles Supplementary.

(o)	Dividend Period, with respect to shares of a series of Preferred Shares, means each period commencing on the Date of Original Issue and continuing to but excluding the first Dividend Payment Date and, thereafter, commencing on a Dividend Payment Date and continuing up to, but not including, the next
Dividend Payment Date for shares of such series.

(p)	Early Redemption Amount means, in connection with any redemption of the
Series B Shares pursuant to Section 11, an amount equal to the applicable percentage of the Liquidation Preference of the Series B Shares or portion thereof to be redeemed as follows

IF REDEEMED DURING THE 12 MONTH PERIOD ENDING SEPTEMBER 18,APPLICABLE PERCENTAGE20143.0%20152.5%20162.0%20171.5%20181.0%2019.5%

(q)	Eligible Assets means Moodys Eligible Assets, Fitchs Eligible
Assets or S&Ps Eligible Assets, whichever is applicable, if the Rating Agency is rating the Preferred Shares at the Funds request.

(r)	Exposure Period means the period commencing on a given Valuation
Date and ending 45 days thereafter.

(s)	Fitch means Fitch Ratings Inc. and its successors.

(t)	Fitch Discount Factor means the discount factors set forth in the
Fitch Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with Fitchs ratings of Senior Securities.

(u)	Fitch Eligible Asset means assets of the Fund set forth in the Fitch
Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with Fitchs ratings of Senior Securities.

(v)	Fitch Guidelines means the guidelines reflecting Fitchs rating criteria for the then current rating of the Senior Securities, as may be amended from time to time.

(w)	Fund means the entity named on the first page of these Articles
Supplementary, which is the issuer of the Preferred Shares.

(x)	GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

(y)	Holder with respect to shares of a series of Preferred Shares, shall mean the registered holder of such shares as the same appears on the record books of the Fund.

(z)	Independent Accountant means a nationally recognized accountant, or firm of accountants, that is with respect to the Fund an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended from time to time.

(aa)	LIBOR means, for any Dividend Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a three month period which appears on the Bloomberg Financial Markets Service Page BBAM 1 (or if such page is not available,the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England
 time) on the
date two (2)Business Days before the commencement of such Dividend Period
(or three (3)Business Days prior to the beginning of the first Dividend
Period). Reuters Screen LIBO Page means the display designated as the LIBO page on theReuters Monitor Money Rates Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providingrate quotations comparable to those currently provided on such page of suchservice, as determined by the Required Holders from time to time for purposesof providing quotations of interest rates applicable to dollar deposits in the London interbank market).

(bb)	Liquidation Preference with respect to a given number of Preferred
Shares, means $25,000 times that number.

(cc)	Market Value means with respect to any asset of the Fund as of any date, the market value of such asset as determined by the Fund and used in the calculation of its published net asset value for such date, with such determination to be in compliance with applicable law (including, without limitation, the 1940 Act) as in effect on such date of determination.

(dd)	Material Preferred Stock Agreements means one or more agreements with respect to the purchase, acquisition or issuance of preferred stock of the Fund, or one or more articles supplementary or articles of amendment to the Articles of Incorporation classifying or reclassifying preferred stock of the Fund that individually or in the aggregate have a liquidation preference in excess of $10,000,000.

(ee)	Minimum Asset Coverage Ratio means asset coverage, as defined in Section
18(h) of the 1940 Act (as of the date hereof), of at least 200% with respect to all outstanding Senior Securities of the Fund which are shares of stock, including all outstanding Preferred Shares.

(ff)	Minimum Asset Coverage Ratio Cure Date, with respect to the failure by the Fund to maintain the Minimum Asset Coverage Ratio (as required by Section 6 of these Articles Supplementary) as of the last Business Day of each month, means the ten Business Days following the last day of such month.

(gg)	Moodys means Moodys Investors Service, Inc., a Delaware corporation, and its successors at law.

(hh)	Moodys Discount Factor means the discount factors set forth in the
Funds Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with Moodys ratings of Senior Securities.

(ii)	Moodys Eligible Assets means assets of the Fund set forth in the Moodys
Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with Moodys ratings of Senior Securities.

(jj)	Moodys Guidelines mean the guidelines reflecting Moodys rating criteria, as may be amended from time to time, in connection with Moodys ratings of Senior Securities.

(kk)	1940 Act means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

(ll)	Notice of Redemption means any notice with respect to the redemption of Preferred Shares pursuant to paragraph (d)of Section11 of these Articles Supplementary.

(mm)	Notes means the Notes issued from time to time under the Note Agreement.

(nn)	Note Agreement means that certain Master Note Agreement among the Fund,
Metropolitan Life Insurance Company and certain affiliates of Metropolitan Life Insurance Company party thereto dated as of September 18, 2013, as amended from time to time.

(oo)	NRSRO means a nationally recognized statistical ratings organization.

(pp)	Overdue Payment Obligation, with respect to Preferred Shares, means a failure by the Fund to pay to the Holders, not later than 12:00 noon, Eastern time, (A) within five Business Days of any Dividend Payment Date for Preferred Shares, in immediately available funds, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any Preferred Shares or (B)on any Term Redemption Date, in immediately available funds, the Redemption Price to be paid on such Term Redemption Date or(C) any other redemption date in immediately available funds on such redemption date for Preferred Shares, the Redemption Price to be paid on such redemption date for any Preferred Shares after a Notice of Redemption is given pursuant to paragraph(d)of Section11 of these Articles Supplementary provided, however, that the foregoing clause (C)shall not apply to the Funds failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(qq)	Overdue Rate means, with respect to shares of a series of Preferred
Shares, (1) in respect of the failure to make a mandatory redemption under
Section 11(c) only, a dividend rate that is equal to a dividend rate that is equal to the greater of (i) 4.00% per annum above the Applicable Rate that would otherwise be applicable during any given period or (ii)4.00% over the rate of interest publicly announced by State Street Bank and Trust Company in Boston, Massachusetts as its base or prime rate and (2) for any other provision hereunder, a dividend rate that is equal to the greater of (i) 2.00% per annum above the Applicable Rate that would otherwise be applicable during any given period or (ii) 2.00% over the rate of interest publicly announced by State Street Bank and Trust Company in Boston, Massachusetts as its base or prime rate.

(rr)	Person means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(ss)	Preferred Shares means the Series B Shares and each other series of preferred stock issued hereunder.

(tt)	Preferred Shares Basic Maintenance Amount means the basic maintenance amount required by each Rating Agency that is rating the Senior Securities at the Funds request under its respective Rating Agency Guidelines, separately determined.

(uu)	Preferred Shares Basic Maintenance Test as of any Valuation Date is
the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the Preferred Shares Basic Maintenance Amount. For purposes of determining the Preferred Shares Basic Maintenance Test, Eligible Assets shall include securities lent under the Funds Securities Lending
Program (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(vv)	Preferred Shares Basic Maintenance Test Cure Date, with respect to the failure by the Fund to satisfy the Preferred Shares Basic Maintenance Amount (as required by paragraph (a) of Section 7 of these Articles Supplementary) as of a given Valuation Date, means the tenth Business Day following such Valuation Date.

(ww)	Preferred Shares Basic Maintenance Test Report means a report signed by the President, Treasurer, Assistant Treasurer, Controller, Assistant Controller or any Executive Vice President or Vice President of the Fund which sets forth, as of the related Valuation Date, the assets of the Fund, the Market Value and the Agency Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

(xx)	Rating Agency means each of Fitch (if Fitch is then rating Senior
Securities), Moodys (if Moodys is then rating Senior Securities) and S&P (if S&P is then rating Senior Securities).

(yy)	Rating Agency Discount Factor means the Moodys Discount Factor
(if Moodys is then rating the Senior Securities), the Fitch Discount
Factor (if Fitch is then rating Senior Securities) or the S&P Discount
Factor (if S&P is then rating the Senior Securities), whichever is applicable.

(zz)	Rating Agency Guidelines mean Fitch Guidelines (if Fitch is then rating
Senior Securities), Moodys Guidelines (if Moodys is then rating Senior Securities) and S&P Guidelines (if S&P is then rating Senior Securities).

(aaa)	Redemption Price means the applicable redemption price specified in Section 11 of these Articles Supplementary.

(bbb)	Required Holders means, at any time, the Holders of more than 50% of the number of Preferred Shares at the time outstanding (exclusive of Preferred Shares then owned by the Fund or any of its Affiliates).

(ccc)	S&P means Standard & Poors Ratings Services and its successors.

(ddd)	S&P Discount Factor means the discount factors set forth in the S&P
Guidelines for use in calculating the Agency Discounted Value of the Funds assets in connection with S&Ps ratings of Senior Securities.

(eee)	S&P Eligible Asset means assets of the Fund set forth in the
S&P Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Funds assets in connection with S&Ps ratings of Senior Securities.

(fff)	S&P Guidelines mean the guidelines reflecting S&Ps rating criteria, as may be amended from time to time, in connection with S&Ps ratings of Senior Securities.

(ggg)	Securities or Security shall have the meaning specified in Section
2(a)(1) of the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

(hhh)	Securities Lending Program means the Funds program to lend its portfolio securities, conducted pursuant to agreements that provide for such loans to be callable at any time and to be continuously secured by segregated collateral equal to no less than the value, marked to market daily, of the loaned securities.

(iii)	Senior Securities means all indebtedness for borrowed money of the Fund, including, without limitation, the Notes, bank borrowings and (without duplication) indebtedness of the Fund with the meaning of Section18 of the 1940 Act (as of the date hereof) and preferred stock of the Fund.

(jjj)	Series B Shares has the meaning specified on the first page of these
Articles Supplementary.

(kkk)	Term Redemption Date means September 18, 2023.

(lll)	Total Assets means the aggregate amount of all assets of the Fund determined in accordance with GAAP applicable to the Fund. For purposes of determining Total Assets, securities lent under the Funds Securities Lending Program shall be included in Total Assets (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(mmm)	Valuation Date means every other Friday or, if such day is not a
Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund provided, further, however, that such first Valuation Date will not be more than ten days from the date on which Preferred Shares initially are issued.

(nnn)	Voting Period shall have the meaning specified in paragraph (b) of
Section 5 of these Articles Supplementary.

SECTION 1. NUMBER OF AUTHORIZED SHARES.

The number of authorized shares constituting the Series B Shares is 1,400.

SECTION 2. DIVIDENDS.

(a)	Ranking.  The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with any other series of preferred stock as to the payment of dividends by the Fund.

(b)	Cumulative Cash Dividends.  The Holders of a series of Preferred
Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor in accordance with the Charter and applicable law, cumulative cash dividends at the Applicable Rate for shares of such series determined as set forth in paragraph (e)of this
Section 2, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph (d)of this
Section 2. Holders of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Preferred Shares. Except to the extent set forth in subparagraph (e)(i) of this Section 2, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and, no additional sum of money shall be payable in respect of any such arrearage.

(c)	Dividends Cumulative from Date of Original Issue.  Dividends on any series of Preferred Shares shall accumulate at the Applicable Rate for shares of such series from the Date of Original Issue thereof.

(d)	Dividend Payment Dates and Adjustment Thereof.  Dividends shall be payable on the Preferred Shares if declared by the Board of Directors
(which declaration may be by a single resolution for multiple such dates), on the last Business Day of each March, June, September and December in each year (each such date being a Dividend Payment Date) provided, however, that if the day on which dividends would otherwise be payable on Preferred Shares is not a Business Day, then such dividends shall be payable on such shares on the first Business Day that falls after such day.

(e)	Dividend Rates and Calculation of Dividends.

(i)	Dividend Rates.  The dividend rate on the Series B Shares shall be equal to the Applicable Rate so long as Series B Shares are rated on any date no less than A by Fitch (and no less than an equivalent of such ratings by another NRSRO if such entity is rating the Senior Securities at the Funds request or Moodys or S&P)

provided, however, if the lowest credit rating assigned on any date to the Series B Shares by Fitch (or Moodys or S&P or another NRSRO) is equal to one of the ratings set forth in the table below (or its equivalent by Moodys or S&P or another NRSRO), the dividend rate for the Series B Shares shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set opposite such rating to the Applicable Rate or the Overdue Rate, as the case may be.

FITCH RATING
ENHANCED DIVIDEND AMOUNT A- 0.5% BBB+ to BBB-2.0% BB+ or below 4.0%
The Fund shall, at all times, use its reasonable best efforts to cause at least one NRSRO to maintain a current rating on the Series B Shares. If, notwithstanding the foregoing requirements of this Section, no NRSRO is rating the Series B Shares, the dividend rate (so long as no such rating exists) on the Series B Shares shall be equal to the Applicable Rate or Overdue Rate, as the case may be, plus 4.0%. If any Overdue Payment Obligation exists with respect to any Preferred Shares, the rate payable on such Overdue Payment Obligation shall be equal to the Overdue Rate for any period during which such Overdue Payment Obligation is outstanding (including the day such Overdue Payment Obligation occurs and excluding the day such Overdue Payment Obligation is cured).

(ii)	Calculation of Dividends.  The amount of dividends per share payable on shares of a series of Preferred Shares on any date on which dividends on shares of such series shall be payable, shall be computed by multiplying the Applicable Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against $25,000; provided, however, with respect to any Overdue Payment Obligation in respect of shares of a series of Preferred Shares, the amount due thereon shall be computed by multiplying the Overdue Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid and the denominator of which shall be 360, and applying the rate obtained against such Overdue Payment Obligation.

(f)	Curing an Overdue Payment Obligation.  An Overdue Payment Obligation with respect to shares of a series of Preferred Shares shall have been cured if the Fund shall have paid to the Holders(A) all accumulated and unpaid dividends, including amounts due in connection with any Overdue Payment Obligations, on the shares of such series and(B) without duplication, the Redemption Price for the shares of such series, if any, for which Notice of Redemption has been given by the Fund pursuant to paragraph (d)of Section 11 of these Articles Supplementary provided, however, that the foregoing clause(B) shall not apply to the Funds failure to pay the Redemption Price in respect of any shares of a series of Preferred Shares when the related Redemption Notice provides that redemption of the shares of such series is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(g)	Dividend Payments by Fund to Holders.  The Fund shall pay to the Holders, not later than 12:00Noon, Eastern time, on each Dividend Payment Date for shares of a series of Preferred Shares, an aggregate amount of funds available in The City of New York, New York, equal to the dividends to be paid to all Holders of shares of such series on such Dividend Payment Date.

(h)	Dividends Paid to Holders.  Each dividend on Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Fund on the Business Day next preceding such Dividend Payment Date.

(i)	Dividends Credited against Earliest Accumulated but Unpaid Dividends.
Any dividend payment made on Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(j)	Special Dividends under Master Securities Agreement.  Notwithstanding anything herein to the contrary (including paragraph (b)of this Section 2), amounts the Fund pays pursuant to Sections 11(c)and 15.1 of that certain Master Securities Agreement dated as of September 18, 2013, among the Fund, Metropolitan Life Insurance Company and any other affiliates of Metropolitan Life Insurance Company party thereto, as amended from time to time (which sections are incorporated herein by this reference), shall be treated for all purposes hereof as dividends paid on the Series B Shares, declared by the Board of Directors on the date of payment thereof (which shall be deemed to be a Dividend Payment Date). Each such dividend shall be paid (1) to the Holders in accordance with paragraphs (g)and h) of this Section 2 or(2)if the Incurring Holder (as defined in such agreements) requests in writing that the Fund pay the amount due under any invoice to the Incurring Holder for any costs and expenses described in Sections 11(a) or 15.1 of such agreements directly to the Person entitled to payment thereof in lieu of the Incurring Holders paying same (as provided in Section 11(c) of such agreements), to such Person on behalf of and for the benefit of the Holders to whom such dividend otherwise would be payable pursuant to clause(1).

SECTION 3.	RESERVED.

SECTION 4.	RESERVED.

SECTION 5.	VOTING RIGHTS.

(a)	One Vote per Preferred Share.  Except as otherwise provided in the Charter or as otherwise required by law, (i)each Holder shall be entitled to one vote for each Preferred Share held by such Holder on each matter submitted to a vote of stockholders of the Fund, and (ii) the holders of outstanding shares of preferred stock, including Preferred Shares, and of Common Shares shall vote together as a single class provided, however, that, at any meeting of the stockholders of the Fund held for the election of Directors, the holders of outstanding shares of preferred stock, including the Preferred Shares, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of stock of the Fund, to elect two Directors of the Fund (regardless of the total number of Directors serving on the Funds Board of Directors), each share of preferred stock, including each Preferred Share, entitling the holder thereof to one vote provided, further, that if the Board of Directors shall be divided into one or more classes, the Board of Directors shall determine to which class or classes the Directors elected by the holders of preferred stock shall be assigned and the holders of preferred stock shall be entitled to elect the Directors so designated as being elected by the holders of preferred stock only when their term shall have expired; provided, finally, that such Directors appointed by the holders of preferred stock shall be allocated as evenly as possible among the classes of Directors. Subject to paragraph (b) of this Section 5, the holders of outstanding Common Shares and shares of preferred stock, including Preferred Shares, voting together as a single class, shall elect the balance of the Directors.

(b)	Voting for Additional Directors.

(i)	Voting Period.  Except as otherwise provided in the Charter or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph (b)(i) shall exist
(such period being referred to herein as a Voting Period), the number of
Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock, including the Preferred Shares, would constitute a majority of the Board of Directors as so increased by such smallest number and the holders of shares of preferred stock, including
Preferred Shares, shall be entitled, voting as a class on a one vote per share basis (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), to elect such smallest number of additional
Directors, together with the two Directors that such holders are in any event entitled to elect.  A Voting Period shall commence

(A)	if at the close of business on any dividend payment date accumulated dividends (whether or not earned or declared) on any outstanding preferred stock, including the Preferred Shares, equal to at least two full years dividends shall be due and unpaid or

(B) 	if at any time holders of preferred stock, including the Preferred
Shares, are entitled under the 1940 Act to elect a majority of the Directors of the Fund.

Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred stock upon the further occurrence of any of the events described in this subparagraph (b)(i).

(ii)	Notice of Special Meeting.  As soon as practicable after the accrual of any right of the holders of preferred stock, including the Preferred Shares, to elect additional Directors as described in subparagraph (b)(i) of this
Section 5, the Fund shall notify the Holders and the Fund shall call a special meeting of such Holders, by distributing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of distribution of such notice. If the Fund fails to send such notice to the Holders or if the Fund does not call such a special meeting, it may be called by any such Holder on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is given or on such other date as the Fund and the Holders may agree. At any such special meeting and at each meeting of holders of preferred stock, including Preferred Shares, held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), shall be entitled to elect the number of Directors prescribed in subparagraph (b)(i) of this Section 5 on a one vote per share basis.

(iii)	Terms of Office of Existing Directors.  The terms of office of all persons who are Directors of the Fund at the time of a special meeting of Holders and holders of other shares of preferred stock of the Fund to elect Directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Directors elected by the Holders and such other holders of shares of preferred stock of the Fund and the remaining incumbent Directors elected by the holders of the Common Shares and preferred stock, including Preferred Shares, shall constitute the duly elected Directors of the Fund.

(iv) 	Terms of Office of Certain Directors to Terminate upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders and holders of other shares of preferred stock of the Fund pursuant to subparagraph
(b)(i) of this Section 5 shall terminate, the remaining Directors shall constitute the Directors of the Fund and the voting rights of the Holders and such other holders to elect additional Directors pursuant to subparagraph
(b)(i) of this Section 5 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 5.

(c)	Holders of Preferred Shares to Vote on Certain Other Matters.

(i)	Increases in Capitalization.  So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class (a)authorize, create or issue any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or authorize, create or issue additional shares of any series of Preferred Shares or
(b) amend, alter or repeal the provisions of the Charter, or these Articles Supplementary, whether by merger, consolidation or otherwise, so as to affect any preference, right or power of such Preferred Shares or the Holders thereof provided, however, that (i) a division or split of a Preferred Share will be deemed to affect such preferences, rights or powers only if the terms of such division adversely affect the Holders and (ii) the authorization, creation and issuance of classes or series of shares ranking junior to Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, will be deemed to affect such preferences, rights or powers only if Moodys, Fitch or S&P is then rating Preferred Shares and such issuance would, at the time thereof, cause the Fund not to satisfy the Minimum Asset Coverage Ratio or the Preferred Shares Basic Maintenance Test. So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. Each action set forth above shall be voted on exclusively by the holders of preferred stock, including the Preferred Shares. If any action set forth above would adversely affect the rights of one or more series (the Affected Series) of Preferred Shares in a manner different from any other series of Preferred Shares, the Fund will not approve any such action without the affirmative vote or consent of the holders of at least a majority of the shares of each such Affected Series outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

(ii)	1940 Act Matters.  Unless a higher percentage is provided for in the
Charter, (A) the affirmative vote of the Holders of a majority of the outstanding (as such term is defined in the 1940 Act) preferred stock of the Fund, including Preferred Shares, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares and (B) any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.
In the event a vote of Holders of Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Fund shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify each Rating Agency rating the Preferred Shares at the Funds request that such vote is to be taken and the nature of the action with respect to which such vote is to be taken. The Fund shall, not later than ten Business Days after the date on which such vote is taken, notify each such Rating Agency of the results of such vote.

(d)	Relative Rights and Preferences.  Unless otherwise required by law or provided elsewhere in the Charter, the Holders shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

(e)	Board Actions Under These Articles Supplementary.  The Board of
Directors may, from time to time, with the consent of the Required Holders (which consent shall not be unreasonably withheld, conditioned or delayed), amend, alter or repeal any or all of the definitions of the terms listed below, or any provision of these Articles Supplementary which a Rating Agency has confirmed is a predicate for any such definition

Auditors Confirmation
Minimum Asset Coverage Ratio Cure Date
Exposure Period
Preferred Shares Basic Maintenance Amount
Preferred Shares Basic Maintenance Test
Preferred Shares Basic Maintenance Test Cure Date
Preferred Shares Basic Maintenance Test Report
Valuation Date
,provided that the Fund shall give prior written notice to the Holders of any such amendment, alteration or repeal reasonably (and in any event not less than 10 Business Days) in advance of the proposed effective date of any such amendment, alteration or repeal, together with any explanation and a description of the proposed amendment, alteration or repeal. Holders of Common Shares shall not have the right to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof. Prior to any such amendment, alteration or repeal becoming effective, the Board of Directors shall inform each Rating Agency rating the Preferred Shares at its request that it intends to implement such amendment, alteration or repeal and shall not have received objection or been informed that such amendment, alteration or repeal would impair the ratings then assigned to the Preferred Shares (and 15 Business Days has passed since the Rating Agency has received notification of the proposed action) and the Board of Directors shall confirm (which confirmation may be in the form of an opinion of the Funds counsel) that any such amendment, alteration or repeal is consistent with 1940 Act interpretations, regulations and requirements.

In addition, subject to compliance with applicable law, the Board of Directors may amend the definition of Applicable Rate to increase the percentage amount without the vote or consent of the holders of shares of preferred stock, including each series of Preferred Shares, or any other stockholder of the Fund, and without receiving any confirmation from any Rating Agency, provided that immediately following any such increase the Fund would meet the Preferred Shares Basic Maintenance Amount Test and any such increase shall be applicable to the shares of each series of Preferred Shares.

(f)	No Preemptive Rights, Cumulative Voting or Appraisal Rights.  The
Holders shall have no preemptive rights, rights to cumulative voting or appraisal rights. The Holders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision. For the avoidance of doubt, this provision does not restrict the right of first refusal set forth in Section 10 of this Articles Supplementary.

(g)	Voting for Directors Sole Remedy for Funds Failure to Pay Dividends.
Except as set forth in Section 2(e), in the event that the Fund fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this
Section 5.

(h)	Holders Entitled to Vote.  For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, no Holder shall be entitled to vote any Preferred Shares and no Preferred Shares shall be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption, with respect to such shares shall have been given as provided in paragraph (d) of Section 11. No Preferred Shares held by the Fund or any affiliate of the Fund shall have any voting rights or be deemed to be outstanding for voting or other purposes.

SECTION 6.	MINIMUM ASSET COVERAGE RATIO.

The Fund shall maintain, as of the last Friday of each month or, if such Friday is not a Business Day, the first Business Day that falls after such Friday, in which any share of a series of Preferred Shares is outstanding, the Minimum Asset Coverage Ratio; provided, however, that the mandatory redemption pursuant to Section 11(c) shall be the sole remedy in the event the Fund fails to do so.

SECTION 7.	PREFERRED SHARES BASIC MAINTENANCE TEST.

(a)	So long as Preferred Shares are outstanding, the Fund shall satisfy, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, the Preferred Shares Basic Maintenance
Test provided, however, that the mandatory redemption pursuant to Section 11(c) shall be the sole remedy in the event the Fund fails to do so.

(b)	On or before 5:00 p.m., Eastern time, on the third Business Day after a
Valuation Date on which the Fund fails to satisfy the Preferred Shares Basic Maintenance Test, and on the third Business Day after the Preferred Shares Basic Maintenance Test Cure Date with respect to such Valuation Date, the Fund shall complete and deliver to the Rating Agency rating the Preferred Shares at the Funds request a Preferred Shares Basic Maintenance Test Report as of the date of such failure or such Preferred Shares Basic Maintenance Test Cure Date, as the case may be. The Fund shall also deliver a Preferred Shares Basic Maintenance Test Report to such Rating Agency on or before the seventh Business Day after the last Business Day of each month. A failure by the Fund to deliver a Preferred Shares Basic Maintenance Test Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Test Report indicating the Agency Discounted Value for all assets of the Fund is less than the Preferred Shares Basic Maintenance Test Amount, as of the relevant Valuation Date.

(c)	Within ten Business Days after the date of delivery of a Preferred Shares
Basic Maintenance Test Report in accordance with paragraph (b) of this
Section 7 relating to an Annual Valuation Date, the Fund shall cause, if so requested by the Rating Agency rating the Preferred Shares at the Funds request, the Independent Accountant to confirm in writing to such Rating Agency
(i) the mathematical accuracy of the calculations reflected in such Report,
(ii) that,in such Report, the Fund correctly determined in accordance with these Articles Supplementary whether the Fund had, at such Annual Valuation
Date, such Rating Agencys Eligible Assets of an aggregate Agency Discounted
Value at least equal to the Preferred Shares Basic Maintenance Test Amount,
(iii) that, in such Report, the Fund determined whether the Fund had, at such Annual Valuation Date in accordance with these Articles Supplementary, with respect to the Fitch ratings on portfolio securities, the issuer name and issue size and coupon rate listed in such Report, verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by such Rating Agency and the Independent Accountant shall provide a listing in its letter of any differences, (iv) with respect to the Moodys ratings on portfolio securities, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by such Rating Agency and the Independent Accountant shall provide a listing in its letter of any differences, (v) with respect to the S&P ratings on portfolio securities, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by such Rating Agency and the Independent Accountant shall provide a listing in its letter of any differences, and (vi) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) provided by the custodian of the Funds assets to the Fund for purposes of valuing securities in the Funds portfolio, that the Independent Accountant has traced the price used in such Report to the bid or mean price listed in such Report as provided to the Fund and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences) (such confirmation is herein called the Auditors Confirmation) provided, however, that the Independent Accountant may base the conclusions related to (ii) through (vi) above on a sample of at least 25 securities (or such other number of securities as the Independent Accountant and such Rating Agency may agree from time to time).

(d)	Within ten Business Days after the date of delivery of a Preferred
Shares Basic Maintenance Test Report in accordance with paragraph (b) of this
Section 7 relating to any Valuation Date on which the Fund failed to satisfy the Preferred Shares Basic Maintenance Test Amount, and relating to the Preferred Shares Basic Maintenance Test Cure Date with respect to such failure to satisfy the Preferred Shares Basic Maintenance Test, the Fund shall cause, if so requested by the Rating Agency rating the Preferred Shares at the Funds request, the Independent Accountant to provide, if so requested, to such Rating Agency an Auditors Confirmation as to such Preferred Shares Basic Maintenance Test Report.

(e)	If any Auditors Confirmation delivered pursuant to paragraph (c) of this
Section 7 shows that an error was made in the Preferred Shares Basic
Maintenance Test Report for a particular Valuation Date for which such Auditors Confirmation was required to be delivered, or shows that a lower aggregate Agency Discounted Value for the aggregate of all Eligible Assets of the Fund was determined by the Independent Accountant, then in the absence of manifest error the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Fund, and the Fund shall accordingly amend and deliver the Preferred Shares Basic Maintenance Test Report to the applicable Rating Agency promptly following receipt by the Fund of such Auditors Confirmation.

(f)	On or before 5:00 p.m., Eastern time, on the first Business Day after the Date of Original Issue of any Preferred Shares, the Fund shall, if so requested by the Rating Agency rating the Preferred Shares at the Funds request, complete and deliver to such Rating Agency a Preferred Shares Basic Maintenance Test Report as of the close of business on such Date of Original Issue.

(g)	On or before 5:00 p.m., Eastern time, on the seventh Business Day after either (i) the Fund shall have repurchased Common Shares or (ii) the ratio of the Agency Discounted Value of Eligible Assets to the Preferred Shares Basic Maintenance Amount on any Valuation Date is less than or equal to 105% or (iii) whenever requested by the Rating Agency rating the Preferred Shares at the Funds request, the Fund shall complete and deliver to such Rating Agency a Preferred Shares Basic Maintenance Test Report as of the date of any such event.

(h)	Any documents to be provided to Fitch pursuant to this Section 7 shall be delivered to Fitch electronically at the following email address funds.surveillance@fitchratings.com or such other email address as Fitch and the Fund may agree.

SECTION 8.	MOST FAVORED INVESTOR STATUS.

      In the event that the Fund shall at any time after the Date of Original Issue enter into, assume or otherwise become bound by or obligated under one or more Material Preferred Stock Agreements containing one or more Additional Covenants, the terms of these Articles Supplementary shall be amended to include each Additional Covenant contained in such Material Preferred Stock Agreement. The Fund covenants to promptly execute and deliver at its reasonable expense (including, without limitation, the reasonable fees and expenses of counsel for the Holders) an amendment to these Articles Supplementary in form and substance satisfactory to the Holders evidencing the amendment of these Articles Supplementary to include such Additional Covenants, and to file such amendment with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law.

SECTION 9.	RESTRICTIONS ON DIVIDENDS .

(a)	Dividends on Shares other than Preferred Shares.  Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of stock of the Fund ranking, as to the payment of dividends, on a parity with Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each series of Preferred Shares through its most recent Dividend Payment Date and the full amount of any redemption price payable with respect to any redemption required hereunder has been paid. When dividends are not paid in full upon the shares of each series of Preferred Shares through its most recent Dividend Payment Date or upon the shares of any other class or series of shares of stock of the Fund ranking on a parity as to the payment of dividends with Preferred Shares through their most recent respective dividend payment dates, all dividends declared upon Preferred
Shares and any other such class or series of shares of stock ranking on a parity as to the payment of dividends with Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares and such other class or series of shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Shares and such other class or series of shares of stock bear to each other (for purposes of this sentence, the amount of dividends declared per share of Preferred Shares shall be based on the Overdue Rate in accordance with Section 2 for such share for the Dividend Periods during which dividends were not paid in full).

(b)	Dividends with respect to Common Shares under the 1940 Act.  The Board of
Directors shall not declare any dividend (except a dividend payable in Common Shares) upon the Common Shares, or purchase Common Shares, unless in every such case immediately after such transaction the Fund would satisfy the Minimum
Asset Coverage Ratio after deducting the amount of such dividend or purchase price, as the case may be.

(c)	Other Restrictions on Dividends.  For so long as any Preferred Shares are outstanding, and except as set forth in paragraph (a) of this Section 9 and paragraph (c) of Section 12, (A) the Fund shall not declare, pay or set apart for payment any dividend (other than a dividend paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Fund ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares
(except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on shares of each series of Preferred Shares through its most recently ended Dividend Period shall have been paid and (ii) the Fund has redeemed the full number of Preferred Shares required to be redeemed by any provision for mandatory redemption pertaining thereto, and (B) the Fund shall not declare, pay or set apart for payment any dividend (other than a dividend paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Shares or any other shares of the Fund ranking junior to Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Fund could satisfy the Preferred Shares Basic Maintenance
Test.

SECTION 10.	RIGHT OF FIRST REFUSAL.

Each time after the date hereof that the Fund proposes to offer, or intends to accept an offer to purchase, any Securities issued by the Fund, each Holder of Preferred Shares (an Eligible Holder), shall have a right to purchase such Securities in accordance with the following provisions

(a)	The Fund shall deliver a notice (Notice) to each Eligible Holder stating
(i) its bona fide intention to offer or to accept an offer to purchase shares of such Securities, (ii) the number of such shares of Securities to be offered or sold, (iii) the price, if any, for which it proposes to offer or sell such shares of Securities, and (iv) the terms of such offer or sale.

(b)	Within 15 calendar days after receipt of the Notice, each Eligible
Holder may elect to purchase, at the price and on the terms specified in the Notice, the percentage of such Securities that the Preferred Shares then held by said Eligible Holder bears to the total Preferred Shares outstanding on the date of the Notice.

(c)	If any Securities which an Eligible Holder is entitled to purchase pursuant to this Section 10 are not so purchased as provided in Section 10(b), the Fund may, during the 180 day period following the expiration of the period provided in Section 10(b), offer, or accept an offer to purchase, and sell such Securities to any Person or Persons at a price not less, and upon terms no more favorable to the offeree or purchaser, than the price and terms specified in the Notice. If the Fund does not enter into an agreement for the sale of the shares of such Securities within such period and if such agreement is not consummated within 180 days after the execution thereof, the right provided hereunder shall be deemed to be revived with respect to any Securities so offered which remain unsold and which the Fund intends to continue to offer for sale.

(d)	The right of first refusal pursuant to this Section 10 shall be transferable and assignable by any Eligible Holder.

SECTION 11.	REDEMPTION.

(a)	Optional Redemption.

	(i)	Preferred Shares may be redeemed, at the option of the Fund, as a whole or from time to time in part, at any time and from time to time, out of funds legally available therefor, at a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon
(whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Early Redemption Amount, if any provided, however, that shares of a series of Preferred Shares may not be redeemed in part if after such partial redemption fewer than ten (10) shares of such series of Preferred Shares remain outstanding.

	(ii)	If fewer than all of the outstanding shares of a series of Preferred
Shares are to be redeemed pursuant to subparagraph (i) of this paragraph (a), the number of shares of such series of Preferred Shares to be redeemed shall be determined by the Board of Directors, and such shares shall be redeemed pro rata from the Holders in proportion to the number of Preferred Shares of such series held by such Holders or by such other method that the Board of
Directors deems fair and equitable.

	(iii)	The Fund may not on any date provide a Notice of Redemption
pursuant to paragraph (d) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date the Agency Discounted Value of the Eligible Assets would at least equal the Preferred Shares Basic Maintenance Amount, and would at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date. For purposes of determining in the preceding sentence whether the Agency Discounted Value of the Eligible Assets at least equals the Preferred Shares Basic Maintenance Amount, the Rating Agency Discount Factors applicable to the Eligible Assets shall be determined by reference, if applicable, to the first Exposure Period longer than the Exposure Period then applicable to the Fund, as described in the definition of Rating Agency Discount Factor.

(b)	Special Optional Redemption.  If the Minimum Asset Coverage Ratio is
greater than 200%, but less than or equal to 225%, for any five (5) Business Days within a ten (10) Business Day period determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten Business Day period, the Fund may, at its option, and to the extent redemption of the Series B Shares (specifically including payment of the applicable Early Redemption Amount, as calculated in the next sentence, if any, and accrued but unpaid dividends on the Series B Shares) in accordance with the provisions of this Section 11(b) is permitted under the 1940 Act and Maryland law, upon notice as provided below, redeem all or any part of the Series B Shares at a redemption price equal to the sum of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Early Redemption Amount, if any. Notwithstanding anything to the contrary set forth herein, the Early Redemption Amount for the Series B Shares redeemed pursuant to this Section 11(b) shall be equal to the lesser of (i) one percent (1%) of the redemption price for each share so redeemed and (ii) the premium percentage set forth in the definition of Early Redemption Amount; provided, however, that (a) the amount of Series B Shares to be redeemed pursuant to this
Section 11(b) shall at no time exceed an amount which results in a Minimum Asset Coverage Ratio of more than 240% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination and (b) the Fund may not borrow under a revolving or term credit facility immediately prior to such redemption for the purpose of financing such redemption. The Fund will give each holder of the Series B Shares being prepaid notice pursuant to this Section 11(b) not less than 12 days and not more than 75 days prior to the date fixed for such redemption (which shall be a Business Day). Each such notice shall specify such date, the aggregate number of the Series B Shares to be redeemed on such date, the number of Series B Shares held by such holder to be redeemed, and the redemption price and the amount of accumulated but unpaid dividends with respect to such Series B Shares being redeemed, and the Early Redemption Amount due in connection with such redemption, if any.

(c)	Mandatory Redemption. The Fund shall redeem, at a redemption price equal to
$25,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of
Directors for redemption plus the Early Redemption Amount, if any, certain of the Preferred Shares, if the Fund fails to have, as applicable, Moodys
Eligible Assets with an Agency Discounted Value, Fitch Eligible Assets with a
Agency Discounted Value or S&P Eligible Assets with an Agency Discounted
Value, in each case, greater than or equal to the Preferred Shares Basic
Maintenance Amount, in accordance with the requirements of the Rating Agency or Agencies then rating the Preferred Shares at the Funds request and such failure is not cured on or before the Preferred Shares Basic Maintenance
Test Cure Date.

      The Fund shall redeem, at a redemption price equal to $25,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption but without the Early Redemption Amount, certain of the Preferred Shares, if the Fund fails to maintain the Minimum Asset Coverage Ratio and such failure is not cured on or before the Minimum Asset Coverage Ratio Cure Date.

      The number of Preferred Shares to be redeemed shall be equal to the lesser of (i) the minimum number of Preferred Shares, together with all other preferred stock subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Funds having Eligible Assets with a Agency Discounted Value greater than or equal to the Preferred Shares Basic Maintenance Amount or maintaining the Minimum Asset Coverage Ratio, as the case may be, on such Cure Date (provided, however, that if there is no such minimum number of Preferred Shares and other preferred stock the redemption or retirement of which would have had such result, all Preferred Shares then outstanding shall be redeemed), and (ii) the maximum number of Preferred Shares, together with all other shares of preferred stock subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor in accordance with the Charter and applicable law and the maximum number of Preferred Shares which would result in the Minimum Asset Coverage Ratio of no more than 210%, pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

      In determining the Preferred Shares required to be redeemed in accordance with the foregoing, the Fund shall allocate the number required to be redeemed to satisfy the Preferred Shares Basic Maintenance Test or the Minimum Asset Coverage Ratio, as the case may be, pro rata among Preferred Shares and other preferred stock subject to redemption or retirement (and then, pro rata among each series of Preferred Shares). The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be earlier than 2 days nor later than 30 days after such Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Preferred Shares and other preferred stock that are subject to redemption or retirement or the Fund otherwise is unable to effect such redemption on or prior to 30 days after such Cure Date, the Fund shall redeem those Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to this paragraph (b), the number of shares of such series to be redeemed shall be redeemed pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders or by such other method that the Board of Directors deems fair and equitable.

In any event, the Fund shall redeem all outstanding Series B Shares on the Term Redemption Date at the sum of the Liquidation Preference plus accumulated but unpaid dividends thereon (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the Term Redemption Date.

(d)	Notice of Redemption.  If the Fund shall determine or be required to redeem shares of a series of Preferred Shares pursuant to paragraph (a) or (b) or (c)
of this Section 11, either the Fund or the Funds transfer agent shall distribute a Notice of Redemption with respect to such redemption by recognized overnight delivery service, by first class mail, postage prepaid, or by other acceptable means to each Holder of the Preferred Shares to be redeemed, at such Holders address as the same appears on the record books of the Fund on the record date established by the Board of Directors.  Such Notice of Redemption
shall be so given not less than 15 days (or 2 days in the case of any notice of redemption pursuant to paragraph (c) above) nor more than 60 days
(or 30 days in the case of any notice pursuant to paragraph (c) above)
prior to the date fixed for redemption.  Each such Notice of Redemption shall state (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and the series thereof (iii) the CUSIP number for the Preferred
Shares(iv) the Redemption Price (v) if applicable, the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of
Redemption shall so state) are to be surrendered for payment of the Redemption
Price (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date and (vii) the provisions of this Section 11 under which such redemption is made.  If fewer than all shares of a series of
Preferred Shares held by any Holder are to be redeemed, the Notice of
Redemption given to such Holder shall also specify the number of shares of such series to be redeemed from such Holder.  The Fund may provide in any Notice of
Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this Section 11 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(e)	No Redemption under Certain Circumstances.  Notwithstanding the provisions of paragraphs (a) or (b) or (c) of this Section 11, if any dividends on shares of a series of Preferred Shares (whether or not earned or declared) are in arrears, no Preferred Shares shall be redeemed unless all outstanding shares of such series of Preferred Shares are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any shares of such series provided, however, that the foregoing shall not prevent the purchase or acquisition of all outstanding shares of such series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding shares of such series of Preferred Shares.

(f)	Absence of Funds Available for Redemption.  To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor in accordance with the Charter and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. A failure to redeem Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to pay to the Holders the Redemption Price on the redemption date with respect to any shares for which such Notice of Redemption has been given provided, however, that the foregoing shall not apply in the case of the Funds failure to pay the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Fund may not have redeemed Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Preferred Shares and shall include those Preferred Shares for which a Notice of Redemption has been given.

(g)	Transfer Agent As Trustee of Redemption Payments By Fund. All moneys paid to the Funds transfer agent for payment of the Redemption Price of Preferred Shares called for redemption shall be held in trust by the transfer agent for the benefit of Holders of shares so to be redeemed.

(h)	Shares for which Notice of Redemption Has Been Given Are No Longer
Outstanding. Provided a Notice of Redemption has been given pursuant to paragraph (d) of this Section 11, upon deposit with the Funds transfer agent (no later than the Business Day fixed for redemption, in funds available on that Business Day in The City of New York, New York) of funds sufficient to redeem the Preferred Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph (e)(i) of Section 2 and in Section 3. Upon surrender in accordance with the Notice of Redemption of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Fund to the Holders of Preferred Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof.

(i)	Compliance with Applicable Law.  In effecting any redemption pursuant to this Section 11, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Maryland law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Maryland law.

(j)	Purchase or Other Acquisition of Preferred Stock.  In the event that the Fund shall purchase, redeem or otherwise acquire any shares of preferred stock, including, without limitation, any shares of a series of Preferred Shares, the Fund shall, simultaneous with such purchase, redemption or acquisition, redeem Preferred Shares of each series then outstanding pro rata based upon the aggregate liquidation preference of each class or series of preferred stock outstanding and subject to purchase, acquisition or redemption.Such redemption will be made in accordance with the operative provisions of Section 11(a). Any shares that are purchased, redeemed or otherwise acquired by the Fund shall have no voting rights. If fewer than all the outstanding Preferred Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to each Holder, in accordance with the procedures agreed upon by the Board of Directors.

SECTION 12.	LIQUIDATION RIGHTS.

(a)	Ranking.  The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with shares of any other series of preferred stock as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(b)	Distributions upon Liquidation.  Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its stockholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the Preferred Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding interest thereon) accumulated but unpaid to (but not including) the date of its final distribution in same day funds. After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

(c)	Pro Rata Distributions.  In the event the assets of the Fund available for distribution to the Holders of Preferred Shares upon any dissolution, liquidation, or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 12, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Preferred Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d)	Rights of Junior Shares.  Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Preferred Shares as provided in paragraph (b) of this Section 12, but not prior thereto, any other series or class or classes of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

(e)	Certain Events not Constituting Liquidation.  Neither the sale of all or substantially all the property or business of the Fund, nor the merger or consolidation of the Fund into or with any corporation nor the merger or consolidation of any corporation into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 12.

SECTION 13. 	RESERVED.

SECTION 14. 	MISCELLANEOUS.

(a)	Amendment to Add Additional Series.  Subject to the provisions of paragraph (c) of Section 10, the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these Articles Supplementary or required by applicable law), approve an annex hereto, which shall be filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law, (1) to reflect any amendments hereto which the Board of Directors is entitled to adopt, pursuant to the terms of these Articles Supplementary without stockholder approval or (2) to classify or reclassify additional series of Preferred Shares or additional shares of a series of Preferred Shares (and terms relating thereto) to the series and Preferred Shares described herein. Each such additional series and all such additional shares shall be governed by the terms of these Articles Supplementary except as such annex shall otherwise provide.

(b)	Fractional Shares.  Fractional Preferred Shares may be issued.

(c)	Status of Preferred Shares Redeemed, Exchanged or Otherwise Acquired
by the Fund. Preferred Shares that are redeemed, exchanged or otherwise acquired by the Fund shall return to the status of authorized and unissued Preferred Shares.

(d)	Headings not Determinative.  The headings contained in these Articles
Supplementary are for convenience of reference only and shall not affect the meaning or interpretation of these Articles Supplementary.

(e)	Board May Resolve Ambiguities.  To the extent permitted by applicable law, the Board of Directors may interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect provided, however, in no event shall the Board of Directors interpret or adjust such provisions in a manner which could reasonably be expected to have an adverse effect on any Holder of Preferred Shares or affect any series of Preferred Shares materially differently than any other series of Preferred Shares.

(f)	Inconsistencies with Articles of Incorporation.  To the extent there is any inconsistency between these Articles Supplementary and the Funds Articles of Incorporation, the provisions of the Articles Supplementary shall take precedence to the extent permitted by applicable law.

(g)	Notices.  All notices or communications, unless otherwise specified in the Bylaws of the Fund or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or by facsimile, email or other electronic means with a copy mailed by recognized overnight delivery service or mailed by recognized delivery service, postage prepaid. Notices delivered pursuant to this Section 14 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in these Articles Supplementary or by the Maryland General Corporation Law for notices of stockholders meetings.


IN WITNESS WHEREOF, Neuberger Berman High Yield Strategies Fund Inc. has caused these presents to be signed on September 18, 2013 in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or Assistant Secretary.

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.


By /s/ Robert Conti
	Name: Robert Conti
	Title: President
WITNESS:


By /s/ Sheila R. James
Name: Sheila R. James
Title: Assistant Secretary
      The undersigned President or a Vice President of Neuberger
Berman High Yield Strategies Fund Inc., who executed on behalf of the Fund the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said
Fund the foregoing Articles Supplementary to be the corporate act of the
Fund, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.


By /s/ Robert Conti
	Name: Robert Conti
	Title: President



DC-9749214 v 2



	-ii-



	-i-







- 27 -














	- 1 -